UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 19, 2016

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California		93243
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.	2

Signatures		3

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2016, the Company, through its subsidiary Tejon Industrial Corp., entered into a limited liability agreement (the Agreement) with Majestic Reality Co. for the development of, ownership of, and management of a 480,480 square foot industrial building at the Company’s Tejon Ranch Commerce Center (TRCC). The Agreement creates the TRC-MRC 1, LLC. The following description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement. The Agreement will be filed as an exhibit to the third quarter Form 10-Q to provide investors with information regarding its terms.

The following is a summary of the key terms and conditions of the Agreement:

•	Tejon will contribute a net 25.61 acres of land with an agreed value of $3,904,950, or $3.50 per square foot.

•	Majestic will contribute in cash 50% of the agreed value of land, which amount will be credited to Majestic’s capital account. Following the contribution, the LLC will distribute Majestic’s capital contribution to Tejon. After the distribution each member’s capital account will equal 50% of the agreed value of land.

•	Any future capital needs will be shared 50/50.

•	Majestic will be designated as the administrative member. However, there are a number of major decisions spelled out in the Agreement that must be approved by both members such as annual business plans, leasing, financing, and material agreements as an example.

•	Future cash distributions will be 50/50 or in proportion to each member’s respective percentage interest in the LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20 , 2016	TEJON RANCH CO.

	By:	/S/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Executive Vice President, and Chief Financial Officer

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